Exhibit 99.1
Earthstone Energy, Inc. Reports
2019 Fourth Quarter and Full Year Results
With Company Record Sales Volumes and Adjusted EBITDAX

The Woodlands, Texas, March 11, 2020 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “we” or “us”), today announced financial and operating results for the quarter and year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Average daily production of 17,571 Boepd(1)

•	Adjusted EBITDAX(2) of $49.9 million ($30.86 per Boe)

•	All-in cash costs(2) of $12.12 per Boe

•	Capital expenditures of $58.0 million

•	Net loss of $5.6 million or $0.09 per Adjusted Diluted Share(2)

◦	Adjusted net income of $18.2 million or $0.28 per Adjusted Diluted Share(2)

Full Year 2019 Highlights

•	Average daily production of 13,429 Boepd(1)

•	Adjusted EBITDAX(2) of $146.3 million ($29.84 per Boe)

•	All-in cash costs(2) of $13.48 per Boe

•	Capital expenditures of $210.4 million

•	Net income of $1.6 million or $0.02 per Adjusted Diluted Share(2)

◦	Adjusted net income of $59.3 million or $0.92 per Adjusted Diluted Share(2)

•	Estimated Proved Developed reserves increased 33% over year-end 2018

(1)	Represents reported sales volumes.

(2)	See “Non-GAAP Financial Measures” section below.

Management Comments

Mr. Robert J. Anderson, President of Earthstone, commented “Our team performed exceptionally well in 2019 culminating in record levels of production and Adjusted EBITDAX for both the fourth quarter and full year 2019. Our focus on cost control and operational execution throughout our organization demonstrates our ability to drive peer-leading margins and improved capital efficiency thereby extracting value from our assets. By diligently focusing on efficiency in 2019, we reduced drilling and completion costs by approximately 16% and cash G&A and LOE costs per Boe by 11% while increasing production 35% and Adjusted EBITDAX 51% compared to 2018.”

Mr. Anderson commented further, “We are facing a challenging commodity price environment given the recent rapid and steep decline in oil prices. Our conservative approach to the use of leverage, strong hedge book and sharp focus on being a low-cost producer positions us well to manage the current environment. We also have no long-term service contracts and minimal obligation drilling which gives us the flexibility to significantly curtail our capital program, which we are and will continue to evaluate in the near term. Based on our production profile, cost structure and hedge position, should we significantly curtail our capital program, we expect to generate free cash flow and would utilize free cash flow to reduce debt. With our financial discipline and strong foundation, we have managed through difficult commodity price cycles in the past and we are well positioned to do so in the future.”

Capital Program Update

With recent price volatility, we are evaluating our capital program and have significant flexibility with these plans. Should we curtail capital spending considerably, we would expect to generate free cash flow in the second half of 2020.

Selected Financial Data (unaudited)

($000s except where noted)	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenues	$66,788	$41,235	$191,262	$165,356

Lease operating expense	8,198	5,175	28,683	18,746

General and administrative expense (excluding stock-based compensation)	5,696	7,534	18,963	20,275
Stock-based compensation (non-cash)	1,968	1,536	8,648	7,071
General and administrative expense	$7,664	$9,070	$27,611	$27,346

Net (loss) income	$(5,640)	$80,986	$1,580	$95,213
Less: Net (loss) income attributable to noncontrolling interest	(3,016)	44,856	861	52,888
Net (loss) income attributable to Earthstone Energy, Inc.	(2,624)	36,130	719	42,325
Net (loss) income per common share(1)
Basic	(0.09)	1.26	0.02	1.50
Diluted	(0.09)	1.26	0.02	1.50
Adjusted EBITDAX(2)	$49,893	$24,208	$146,273	$96,981

Production(3):
Oil (MBbls)	1,059	674	3,086	2,370
Gas (MMcf)	1,442	728	4,760	3,610
NGL (MBbls)	317	167	1,022	655
Total (MBoe)(4)	1,617	962	4,902	3,627
Average Daily Production (Boepd)	17,571	10,454	13,429	9,937
Average Prices:
Oil ($/Bbl)	56.92	52.92	55.71	59.40
Gas ($/Mcf)	1.24	1.57	0.82	2.05
NGL ($/Bbl)	14.92	26.60	15.09	26.23
Total ($/Boe)	41.31	42.87	39.02	45.59
Adj. for Realized Derivatives Settlements:
Oil ($/Bbl)	58.67	51.40	59.82	53.13
Gas ($/Mcf)	1.48	0.98	1.49	1.98
NGL ($/Bbl)	14.92	26.60	15.09	26.23
Total ($/Boe)	42.68	41.37	42.26	41.43
Operating Margin per Boe
Average realized price(5)	$41.31	$42.87	$39.02	$45.59
Lease operating expense	5.07	5.38	5.85	5.17
Production and ad valorem taxes	2.39	2.89	2.42	2.71
Operating margin per Boe	33.85	34.60	30.75	37.71
Realized hedge settlements	1.37	(1.50)	3.24	(4.16)
Operating margin per Boe (including realized hedge settlements)	$35.22	$33.10	$33.99	$33.55

(1)	Net (loss) income per common share attributable to Earthstone Energy, Inc.

(2)	See “Non-GAAP Financial Measures” section below.

(3)	Represents reported sales volumes.

(4)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equals one barrel of oil equivalent (Boe).

(5)	Includes $2.1 million of cash proceeds related to hedges unwound during the first quarter of 2019.

Financial Position

On November 21, 2019, we entered into a new credit agreement with respect to our senior secured revolving credit facility (the “Credit Facility”). The Credit Facility has a maturity date of November 21, 2024 with a maximum credit amount of $1.5 billion and an initial borrowing base of $325 million. The Credit Agreement replaced the prior credit agreement, which was terminated on November 21, 2019. At December 31, 2019, the Company had outstanding borrowings under its Credit Facility of $170.0 million and a cash balance of approximately $13.8 million.

Capital Expenditures

During 2019, we incurred capital expenditures of approximately $210.4 million, on an accrual basis, primarily consisting of drilling and completion costs.

Hedge Position

In 2020, we have 78% of the midpoint of our oil production guidance, or 8,000 barrels of oil per day, hedged at a WTI price of $60.31/Bbl. The following table presents our outstanding derivative contracts at December 31, 2019. When aggregating multiple contracts, the weighted average contract price is shown.

As of December 31, 2019:
Period	Commodity	Volume (Bbls / MMBtu)	Price ($/Bbl / $/MMBtu)
2020	Crude Oil Swap	2,928,000	$60.31
2020	Crude Oil Basis Swap (1)	366,000	$2.55
2020	Crude Oil Basis Swap (2)	2,562,000	$(1.40)
2020	Natural Gas Swap	2,562,000	$2.85
2020	Natural Gas Basis Swap (3)	2,562,000	$(1.07)
2021	Crude Oil Swap	1,095,000	$55.00
2021	Crude Oil Basis Swap (2)	1,095,000	$0.89

(1)	The basis differential price is between WTI Houston and the WTI NYMEX.

(2)	The basis differential price is between WTI Midland Argus Crude and the WTI NYMEX.

(3)	The basis differential price is between W. Texas (WAHA) and the Henry Hub NYMEX.

Estimated Proved Reserves

As shown in the table below, the Company’s estimated proved reserves at year-end 2019, which were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines by Cawley, Gillespie & Associates, Inc. (“CGA”), an independent petroleum engineering firm, were approximately 94.3 million barrels of oil equivalent (“MMBoe”).
Year-End 2019 SEC Estimated Proved Reserves

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	18,220	35,120	7,447	31,521	$448,533
Proved Undeveloped	34,430	72,870	16,241	62,815	371,459
Total	52,650	107,990	23,688	94,336	$819,992
Note: PV-10 is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”

In 2019, the Company added approximately 5.1 MMBoe of proved reserves through drilling and completion activities representing approximately 103% of 2019 production of 4.9 MMBoe.

Changes in our estimated proved reserves for the year ended December 31, 2019 were as follows:

Total (MMBoe)
Proved Reserves at December 31, 2018	98.8
Extensions and discoveries	5.1
Sales of mineral in place	(0.1)
Production	(4.9)
Revision to previous estimates due to price	(5.5)
Revision to previous estimates other than price	0.9
Proved Reserves at December 31, 2019	94.3

SEC rules require that calculations of economically recoverable reserves use the unweighted average price on the first day of the month for the prior twelve-month period. The resulting oil and natural gas prices used for the Company’s 2019 year-end reserve report, prior to adjusting for quality and basis differentials, were $55.69 per barrel and $2.58 per million British Thermal Units (“MMBtu”), respectively. SEC prices net of differentials were $52.60 per barrel and $0.91 per Mcf. Price revisions were a direct result of the drop in SEC prices from year-end 2018 of $65.56 per barrel and $3.10 per MMBtu ($61.52 per barrel and $2.16 per Mcf, net of differentials).

Potential Impairment of our Oil and Gas Properties

With the recent sharp decline in oil prices, we could incur a non-cash impairment expense, which would reduce the carrying value of our oil and gas properties in 2020 if oil prices do not recover.

Conference Call Details

Earthstone is hosting a conference call on Thursday, March 12, 2020 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss the Company’s operations and financial results for the fourth quarter and full year 2019 and its outlook for 2020. Prepared remarks by Frank A. Lodzinski, Chief Executive Officer, Robert J. Anderson, President, and Mark Lumpkin, Jr., Executive Vice President and Chief Financial Officer will be followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 877-407-6184 for domestic calls or 201-389-0877 for international calls, in both cases asking for the Earthstone conference call. A webcast will also be available through the Company's website (www.earthstoneenergy.com). Please select "Events & Presentations" under the "Investors" section of the Company's website and log on at least 10 minutes in advance to register.

A replay of the call will be available on the Company’s website and by telephone until 11:00 a.m. Eastern (10:00 a.m. Central), Thursday, March 26, 2020. The number for the replay is 877-660-6853 for domestic calls or 201-612-7415 for international calls, using Replay ID: 13699929.

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas. Earthstone is listed on the NYSE under the symbol “ESTE”. For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2019 and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com

EARTHSTONE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	December 31,
ASSETS	2019	2018
Current assets:
Cash	$13,822	$376
Accounts receivable:
Oil, natural gas, and natural gas liquids revenues	29,047	13,683
Joint interest billings and other, net of allowance of $83 and $134 at December 31, 2019 and 2018, respectively	6,672	4,166
Derivative asset	8,860	43,888
Prepaid expenses and other current assets	1,867	1,443
Total current assets	60,268	63,556

Oil and gas properties, successful efforts method:
Proved properties	970,808	755,443
Unproved properties	260,271	266,140
Land	5,382	5,382
Total oil and gas properties	1,236,461	1,026,965

Accumulated depreciation, depletion and amortization	(195,567)	(127,256)
Net oil and gas properties	1,040,894	899,709

Other noncurrent assets:
Goodwill	17,620	17,620
Office and other equipment, net of accumulated depreciation of $3,180 and $2,490 at December 31, 2019 and 2018, respectively	1,311	662
Derivative asset	770	21,121
Operating lease right-of-use assets	3,108	—
Other noncurrent assets	1,572	1,640
TOTAL ASSETS	$1,125,543	$1,004,308
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$25,284	$26,452
Revenues and royalties payable	35,815	28,748
Accrued expenses	19,538	22,406
Asset retirement obligation	308	557
Derivative liability	6,889	528
Advances	11,505	3,174
Operating lease liability	570	—
Finance lease liability	206	—
Other current liability	43	—
Total current liabilities	100,158	81,865

Noncurrent liabilities:
Long-term debt	170,000	78,828
Asset retirement obligation	1,856	1,672
Derivative liability	—	1,891
Deferred tax liability	15,154	13,489
Operating lease liability	2,539	—
Finance lease liability	85	—
Other noncurrent liabilities	—	71

Total noncurrent liabilities	189,634	95,951

Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; none issued or outstanding	—	—
Class A Common Stock, $0.001 par value, 200,000,000 shares authorized; 29,421,131 and 28,696,321 issued and outstanding at December 31, 2019 and 2018, respectively	29	29
Class B Common Stock, $0.001 par value, 50,000,000 shares authorized; 35,260,680 and 35,452,178 issued and outstanding at December 31, 2019 and 2018, respectively	35	35
Additional paid-in capital	527,246	517,073
Accumulated deficit	(181,711)	(182,497)
Total Earthstone Energy, Inc. equity	345,599	334,640
Noncontrolling interest	490,152	491,852
Total equity	835,751	826,492

TOTAL LIABILITIES AND EQUITY	$1,125,543	$1,004,308

EARTHSTONE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUES
Oil	$60,268	$35,664	$171,925	$140,775
Natural gas	1,787	1,139	3,913	7,396
Natural gas liquids	4,733	4,432	15,424	17,185
Total revenues	66,788	41,235	191,262	165,356

OPERATING COSTS AND EXPENSES
Lease operating expense	8,198	5,175	28,683	18,746
Production and ad valorem taxes	3,870	2,783	11,871	9,836
Impairment expense	—	3,748	—	4,581
Depreciation, depletion and amortization	26,962	14,206	69,243	47,568
General and administrative expense	7,664	9,070	27,611	27,346
Transaction costs	279	12,912	1,077	14,337
Accretion of asset retirement obligation	54	41	214	169
Exploration expense	653	630	653	630
Total operating costs and expenses	47,680	48,565	139,352	123,213

Gain (loss) on sale of oil and gas properties, net	3,668	(2,689)	3,222	1,919

Income (loss) from operations	22,776	(10,019)	55,132	44,062

OTHER INCOME (EXPENSE)
Interest expense, net	(1,831)	(1,110)	(6,566)	(2,898)
Write-off of deferred financing costs	(1,242)	—	(1,242)	—
(Loss) gain on derivative contracts, net	(24,311)	94,553	(43,983)	60,947
Litigation settlement	—	100	—	(4,675)
Other (expense) income, net	(95)	(187)	(96)	247
Total other income (expense)	(27,479)	93,356	(51,887)	53,621

(Loss) income before income taxes	(4,703)	83,337	3,245	97,683
Income tax expense	(937)	(2,351)	(1,665)	(2,470)
Net (loss) income	(5,640)	80,986	1,580	95,213

Less: Net (loss) income attributable to noncontrolling interest	(3,016)	44,856	861	52,888

Net (loss) income attributable to Earthstone Energy, Inc.	$(2,624)	$36,130	$719	$42,325

Net (loss) income per common share attributable to Earthstone Energy, Inc.:
Basic	$(0.09)	$1.26	$0.02	$1.50
Diluted	$(0.09)	$1.26	$0.02	$1.50

Weighted average common shares outstanding:
Basic	29,278,455	28,576,995	28,983,354	28,153,885
Diluted	29,278,455	28,576,995	29,360,885	28,217,774

EARTHSTONE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	For the Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$1,580	$95,213
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of proved and unproved oil and gas properties	—	4,581
Depreciation, depletion and amortization	69,243	47,568
Accretion of asset retirement obligations	214	169
Gain on sale of oil and gas properties, net	(3,222)	(1,919)
Settlement of asset retirement obligations	(374)	(79)
Total loss (gain) on derivative contracts, net	43,983	(60,947)
Operating portion of net cash received (paid) in settlement of derivative contracts	15,866	(15,090)
Stock-based compensation	8,648	7,071
Deferred income taxes	1,665	2,470
Write-off of deferred financing costs	1,242	—
Amortization of deferred financing costs	412	325
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(18,035)	(8,195)
(Increase) decrease in prepaid expenses and other current assets	66	(376)
Increase (decrease) in accounts payable and accrued expenses	(10,438)	1,132
Increase (decrease) in revenues and royalties payable	7,067	31,869
Increase (decrease) in advances	8,331	(1,413)
Net cash provided by operating activities	126,248	102,379
Cash flows from investing activities:
Acquisition of oil and gas properties	—	(32,551)
Additions to oil and gas properties	(204,268)	(149,999)
Additions to office and other equipment	(527)	(170)
Proceeds from sales of oil and gas properties	4,184	5,965
Net cash used in investing activities	(200,611)	(176,755)
Cash flows from financing activities:
Proceeds from borrowings	234,680	156,830
Repayments of borrowings	(143,508)	(103,002)
Cash paid related to the exchange and cancellation of Class A Common Stock	(1,135)	(1,524)
Cash paid for finance leases	(392)	—
Deferred financing costs	(1,836)	(507)
Net cash provided by financing activities	87,809	51,797
Net increase (decrease) in cash	13,446	(22,579)
Cash at beginning of period	376	22,955
Cash at end of period	$13,822	$376
Supplemental disclosure of cash flow information
Cash paid for:
Interest	$6,405	$2,290
Non-cash investing and financing activities:
Accrued capital expenditures	$28,356	$22,801
Lease asset additions - ASC 842	$3,722	$—
Asset retirement obligations	$105	$252

Earthstone Energy, Inc.
Non-GAAP Financial Measures
Unaudited
The non-GAAP financial measures of Adjusted Diluted Shares, Adjusted EBITDAX, Adjusted Net Income, All-In Cash Costs and PV-10, as defined and presented below, are intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX and Adjusted Net Income are presented herein and reconciled from the GAAP measure of net (loss) income because of its wide acceptance by the investment community as a financial indicator.

I. Adjusted Diluted Shares

We define “Adjusted Diluted Shares” as the weighted average shares of Class A Common Stock - Diluted outstanding plus the weighted average shares of Class B Common Stock outstanding.

Our Adjusted Diluted Shares measure provides a comparable per share measurement when presenting results such as Adjusted EBITDAX and Adjusted Net Income that include the interests of both Earthstone and the noncontrolling interest. Adjusted Diluted Shares is used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business, none of which should be considered as an alternative to, or more meaningful than, net income as an indicator of operating performance.

Adjusted Diluted Shares for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Class A Common Stock - Diluted	29,278,455	28,576,995	29,360,885	28,217,774
Class B Common Stock	35,288,526	35,488,849	35,395,021	35,740,324
Adjusted Diluted Shares	64,566,981	64,065,844	64,755,906	63,958,098

II. Adjusted EBITDAX

The non-GAAP financial measure of Adjusted EBITDAX (as defined below), as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP. Further, this non-GAAP measure should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net (loss) income because of its wide acceptance by the investment community as a financial indicator.

We define “Adjusted EBITDAX” as net (loss) income plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; (gain) loss on sale of oil and gas properties, net; exploration expense; unrealized loss (gain) on derivative contracts; stock-based compensation (non-cash); and income tax expense.

Our Adjusted EBITDAX measure provides additional information that may be used to better understand our operations. Adjusted EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net (loss) income as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, Adjusted EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of Net (loss) income to Adjusted EBITDAX for the periods indicated:

($000s)	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income	$(5,640)	$80,986	$1,580	$95,213
Accretion of asset retirement obligations	54	41	214	169
Impairment expense	—	3,748	—	4,581
Depletion, depreciation and amortization	26,962	14,206	69,243	47,568
Interest expense, net	1,831	1,110	6,566	2,898
Transaction costs	279	12,912	1,077	14,337
(Gain) loss on sale of oil and gas properties, net	(3,668)	2,689	(3,222)	(1,919)
Exploration expense	653	630	653	630
Unrealized loss (gain) on derivative contracts	26,517	(96,001)	59,849	(76,037)
Stock based compensation (non-cash)(1)	1,968	1,536	8,648	7,071
Income tax expense	937	2,351	1,665	2,470
Adjusted EBITDAX	$49,893	$24,208	$146,273	$96,981

(1)	Included in General and administrative expense in the Condensed Consolidated Statements of Operations.

III. Adjusted Net Income

We define “Adjusted Net Income” as net (loss) income plus, when applicable, unrealized loss (gain) on derivative contracts; impairment expense; (gain) loss on sale of oil and gas properties; write-off of deferred financing costs; transaction costs; and the associated changes in estimated income tax.

Our Adjusted Net Income measure provides additional information that may be used to further understand our operations. Adjusted Net Income is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net (loss) income as an indicator of operating performance. Certain items excluded from Adjusted Net Income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted Net Income, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that Adjusted Net Income is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, Adjusted Net Income can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of Net (loss) income to Adjusted Net Income for the periods indicated:

($000s, except per share data)	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income	$(5,640)	$80,986	$1,580	$95,213
Unrealized loss (gain) on derivative contracts	26,517	(96,001)	59,849	(76,037)
Impairment expense	—	3,748	—	4,581
(Gain) loss on sale of oil and gas properties	(3,668)	2,689	(3,222)	(1,919)
Write-off of deferred financing costs	1,242	—	1,242	—
Transaction costs	279	12,912	1,077	14,337
Income tax effect of the above	(500)	1,472	(1,210)	1,134
Adjusted Net Income	$18,230	$5,806	$59,316	$37,309
Adjusted Diluted Shares	64,566,981	64,065,844	64,755,906	63,958,098
Adjusted Net Income per Adjusted Diluted Share	$0.28	$0.09	$0.92	$0.58

IV. All-In Cash Costs

We define “All-In Cash Costs” as lease operating expenses plus production and ad valorem taxes, interest expense and general and administrative expense (excluding stock-based compensation).

Our All-In Cash Costs measure provides additional information that may be used to further understand our total cost of production. We use All-In Cash Costs as a supplemental financial measurement in the evaluation of our operational performance. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our results. All-In Cash Costs should not be considered as an alternative to, or more meaningful than, net (loss) income as an indicator of operating performance. All-In Cash Costs, as used by us, may not be comparable to similarly titled measures reported by other companies.

All-In Cash Costs for the periods indicated:

($000s, except per Boe data)	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Lease operating expense	$8,198	$5,175	$28,683	$18,746
Production and ad valorem taxes	3,870	2,783	11,871	9,836
Interest expense, net	1,831	1,110	6,566	2,898
General and administrative expense (excluding stock-based compensation)	5,696	7,534	18,963	20,275
All-In Cash Costs	$19,595	$16,602	$66,083	$51,755
Total production (MBoe)(1)(2)	1,617	962	4,902	3,627
All-In Cash Costs per Boe	$12.12	$17.26	$13.48	$14.27

(1)	Represents reported sales volumes.

(2)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equals one barrel of oil equivalent (Boe).

V. PV-10

PV-10 is derived from the standardized measure of discounted future net cash flows (“Standardized Measure”), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of the Company’s estimated proved properties to the Standardized Measure (in thousands):

Present value of estimated future net revenues (PV-10)	$819,992
Future income taxes, discounted at 10%	(30,415)
Standardized measure of discounted future net cash flows	$789,577

VI. Free Cash Flow

Free cash flow is a measure that we use as an indicator of our ability to fund our development activities. We define free cash flow as Adjusted EBITDAX (defined above), less interest expense, less accrual-based capital expenditures.